Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
IPC HOLDINGS ANNOUNCES SHARE REPURCHASES TOTALLING $100 MILLION
PEMBROKE, BERMUDA, June 22, 2007. IPC Holdings, Ltd. (NASDAQ: IPCR) announced today that during the second quarter of 2007, the Company repurchased $100 million of its common shares. This amount constitutes half of the amount authorized by its Board of Directors on April 24, 2007. These repurchases, which were conducted in the open market, amounted to 3,188,669 common shares, at an average price of $31.331.
Under the Company’s current authorization for the twelve month period ending May 1, 2008, it is permitted to purchase up to $100 million more of its common shares, which may be conducted by means of open market repurchases, privately negotiated transactions (including accelerated share repurchase plans or use of a forward contract to repurchase shares) or otherwise, at prices that are prevailing market prices and in accordance with applicable securities laws, provided that no shares shall be repurchased for a price in excess of $38.50 per share. The Company may suspend or discontinue the program at any time. The timing of purchases will depend upon market conditions, the market price of the Company’s common shares and management’s assessment of the Company’s liquidity and cash flow needs.
IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Senior Vice President and Chief Financial Officer

	Telephone:	441-298-5100